EXHIBIT (k)(2)










                                  REGISTRAR,

                 TRANSFER AGENCY AND PAYING AGENCY AGREEMENT

                                    between

                            Royce Value Trust, Inc.

                                      and

                      State Street Bank and Trust Company













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                               TABLE OF CONTENTS


Article 1  Terms of Appointment; Duties of the Bank..........................1

Article 2  Fees and Expenses.................................................3

Article 3  Representations and Warranties of the Bank........................4

Article 4  Representations and Warranties of the Fund........................4

Article 5  Confidentiality, Data Access and Proprietary Information..........5

Article 6  Liabilities/Indemnification.......................................7

Article 7  Standard of Care..................................................9

Article 8  Covenants of the Fund and the Bank................................9

Article 9  Termination of Agreement.........................................10

Article 10 Assignment.......................................................10

Article 11 Amendment........................................................11

Article 12 Massachusetts Law to Apply.......................................11

Article 13 Force Majeure....................................................11

Article 14 Consequential Damages............................................12

Article 15 Merger of Agreement..............................................12

Article 16 Survival.........................................................12

Article 17 Severability.....................................................12

Article 18 Counterparts.....................................................12





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            REGISTRAR, TRANSFER AGENCY AND PAYING AGENCY AGREEMENT

            AGREEMENT made as of August 21, 1996, by and between Royce Value Trust, Inc. having its principal office and place of business at 1414 Avenue of the Americas, New York, NY 10019, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

            WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend paying agent and agent in connection with the payment of any redemption or liquidation proceeds related to the Cumulative Preferred Stock and the Bank desires to accept such appointment;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1   Terms of Appointment; Duties of the Bank

            1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its Cumulative Preferred Stock ("Shares"), dividend paying agent and agent in connection with the payment of any redemption or liquidation proceeds as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

            1.02  The Bank agrees that it will perform the following services:

            (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

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                  (i) Issue and record the appropriate number of Shares as
                  authorized and hold such Shares in the appropriate Stockholder account;

                  (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                  (iii) Prepare and transmit payments for dividends and distributions declared by the Fund;

                  (iv) Prepare and transmit payments in connection with the redemption of shares or the payment of liquidation proceeds pursuant to instructions by the Fund;

                  (v) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

            (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent and dividend paying agent as described in Article 1 consistent with those requirements in effect as of the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Stockholder accounts, preparing Stockholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Stockholder reports to current Stockholders, withholding taxes on U. S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate

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forms required with respect to dividends and distributions by federal authorities for all registered Stockholders, preparing and mailing confirmation forms and statements of account to Stockholders for all confirmable transactions in Stockholder accounts, and providing Stockholder Account information.

            (c) The Bank shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

Article 2   Fees and Expenses

            2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

            2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

            2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Stockholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

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Article 3   Representations and Warranties of the Bank

            The Bank represents and warrants to the Fund that:

            3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

            3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

            3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

            3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

            3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4   Representations and Warranties of the Fund

            The Fund represents and warrants to the Bank that:

            4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

            4.02 It is empowered under applicable laws and by its Articles of Incorporation, as amended and By-Laws to enter into and perform this Agreement.

            4.03 A11 corporate proceedings required by said Articles of Incorporation, as amended and By-Laws have been taken to authorize it to enter into and perform this Agreement.

            4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

            4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state

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securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

            4.06 It shall make all required filings under federal and state securities laws.

Article 5   Confidentiality, Data Access and Proprietary Information

            5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and other information furnished to the Fund by the Bank are provided solely in connection with the services rendered under this Agreement and constitute copyrighted secrets or proprietary information of substantial value to the Bank. Such databases, programs, formats, designs, techniques and other information are collectively referred to below as "Proprietary Information." The Fund agrees that it shall treat all Proprietary Information as proprietary to the Bank and further agrees that is shall not divulge any Proprietary Information to any person or organization except as expressly permitted hereunder. The Fund agrees for itself and its employees and agents:

            (a) to use such programs and databases (i) solely on the Fund computers, or (ii) solely from equipment at the locations agreed to between the Fund and the Bank and (iii) in accordance with the Bank's applicable user documentation;

            (b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Funds' computers) any part of any Proprietary Information;

            (c) to refrain from obtaining unauthorized access to any programs, data or other information not owned by the Fund, and if such access is accidentally obtained, to respect and safeguard the same Proprietary Information;

            (d) to refrain from causing or allowing information transmitted from the Bank's computer to the Funds' terminal to be retransmitted to any other computer

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            terminal or other device except as expressly permitted by the Bank,
            (such permission not to be unreasonably withheld);

            (e) that the Fund shall have access only to those authorized transactions as agreed to between the Fund and the Bank; and

            (f) to honor reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law and under applicable statues.

            5.02 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

            5.03 The Bank acknowledges that the indentities of the Fund's Stockholders and information maintained by the Bank regarding the Fund's Stockholders constitute the valuable property of the Fund. The Bank agrees that if it should come into possession of any list or compilation of the indentities of, or other information about the Fund's Stockholders pursuant to this Agreement or any other agreement related to services under this Agreement, the Bank shall hold such information in confidence and refrain from using, disclosing or distributing such information except as required to perform its duties under this Agreement or as may be otherwise required by law.

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Article 6   Liabilities/Indemnification

            6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

            (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

            (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent registrar.

            (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

            6.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising

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out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

            6.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

            6.04 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own

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name or in the name of the party seeking indemnification. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 7   Standard of Care

            7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its and/or its employee's negligence, bad faith, or willful misconduct.

Article 8   Covenants of the Fund and the Bank

            8.01  The Fund shall promptly furnish to the Bank the following:

            (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

            (b) A copy of the Articles of Incorporation, as amended and By-Laws of the Fund and all amendments thereto.

            8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

            8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained

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and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

            8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

            8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9   Termination of Agreement

            9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

            9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and under review by Boston EquiServe or a charge equivalent to the average of three (3) month's fees.

Article 10  Assignment

            10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

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            10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

            10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston EquiServe Limited Partnership, a Massachusetts limited partnership ("Boston EquiServe"), which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934 ("Section 17A(c)(2)"), or (ii) a Boston EquiServe affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2), provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11  Amendment

            11.01 This Agreement maybe amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

Article 12  Massachusetts Law to Apply

            12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 13  Force Majeure

            13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

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Article 14  Consequential Damages

            14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15  Merger of Agreement

            15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 16  Survival

            16.01 All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

Article 17  Severability

            17.01 If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Article 18  Counterparts

            18.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.




                                       Royce Value Trust, Inc.



                                       BY:
                                          ---------------------------------



ATTEST:

-------------------------------




                                       State Street Bank and Trust Company



                                       BY:
                                          ---------------------------------
                                            Executive Vice President



ATTEST:

-------------------------------

   Vice President



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                                FIRST AMENDMENT
                                      TO
            REGISTRAR, TRANSFER AGENCY AND PAYING AGENCY AGREEMENT

1.    General Background. In accordance with the Amendment provision in
      Section 11 of the Registrar, Transfer Agency and Paying Agency Agreement between State Street Bank and Trust Company (the "Bank") and Royce Value Trust, Inc. (the "Fund") dated August 21, 1996 (the "Agreement"), the parties desire to amend the Agreement.

      1.2 This Amendment shall be effective May 18, 1998 (the "First Amendment") and all defined terms and definitions in the Agreement shall be the same in the First Amendment except as specifically revised by the First Amendment.

2. Additional Stock. The Fund will be issuing a new series of Cumulative Preferred Stock on May 22, 1998. Section 1.01 of the Agreement is hereby deleted in its entirety and the new Section 1.01 below is inserted in its place.

      1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent, dividend paying agent and agent in connection with the payment of any redemption or liquidation proceeds for the Fund's authorized and issued shares of its Cumulative Preferred Stock, including its 7.80% Cumulative Preferred Stock and its 7.30 % Tax-Advantaged Cumulative Preferred Stock ("Shares"), as set out in the prospectuses of the Fund offering the sale of the Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 18th day of May, 1998.

STATE STREET BANK AND TRUST              ROYCE VALUE TRUST, INC.
COMPANY


-------------------------------          -------------------------------
By:  Charles V. Rossi,                   By:  John D. Diederich,
Title:  Executive Vice President         Title:  Vice President